As filed with the Securities and Exchange Commission October 30, 2017   Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BANK OF MARIN BANCORP

(Exact name of registrant as specified in its charter)

California	20-8859754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

504 Redwood Boulevard, Suite 100

Novato, California 94947

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

BANK OF MARIN BANCORP

2017 EMPLOYEE STOCK PURCHASE PLAN

(Full title of plan)

Russell A. Colombo

President and Chief Executive Officer

Bank of Marin Bancorp

504 Redwood Blvd., Suite 100

Novato, CA  94947

(Name and address of agent for service)

(415) 763-4520

(Telephone number, including area code, of agent for service)

Copies of communications to:

Kenneth E. Moore, Esq.

Michael K. Staub, Esq.

Stuart | Moore | Staub

641 Higuera Street

Suite 302

San Luis Obispo, CA  93401

(805) 545-8590

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer ☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	192,685	$71.15	$13,709,538	$1,707

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act. The computation with respect to unissued awards is based upon the average high and low sale prices of the registrant’s common stock as reported on the Nasdaq Capital Market on October 25, 2017.

Part I Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information.

Bank of Marin Bancorp will send or give the documents containing the information specified in this Item 1 to each participant as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Bank of Marin Bancorp is not filing such documents with the Securities and Exchange Commission whether as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  In addition, Bank of Marin Bancorp will undertake to provide, upon request, a copy of the annual report on Form 10-K for the year ended December 31, 2016, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

Item 2.  Registrant Information and Employee Plan Annual Information.

Bank of Marin Bancorp will send or give the documents containing the information specified in this Item 2 to each participant as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Bank of Marin Bancorp is not filing such documents with the Securities and Exchange Commission whether as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  In addition, Bank of Marin Bancorp will undertake to provide, upon request, a copy of the annual report on Form 10-K for the year ended December 31, 2016, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

Part II Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

(a)         The registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2016, Commission File Number: 001-33572, filed on March 14, 2017;

(b)         The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 8, 2017

(c)          The registrant’s Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2017, filed on August 7, 2017.

(d)         The registrant’s current reports on Form 8-K filed by the registrant with the SEC on January 6, 2017, January 23, 2017, January 24, 2017, April 5, 2017, April 24, 2017, May 18, 2017, July 5, 2017, July 7, 2017, July 24, 2017, July 25, 2017, August 1, 2017, August 2, 2017, September 20, 2017, October 4, 2017, October 20, 2017, and October 23, 2017 and the registrant’s Definitive Proxy Statement on Form DEF 14A filed with the SEC on April 5, 2017.

(e)          The description of registrant’s preferred share purchase rights contained on the Form 8-A as filed with the Commission pursuant to Section 12(b) of the Exchange Act on July 7, 2017.

(f)           The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form S-3 filed with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on October 26, 2009, including any amendment or report filed for the purpose of updating such description.

(g)          The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form S-4 filed with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on September 15, 2017, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

As of the date of this Registration Statement, members of Stuart | Moore | Staub owned an aggregate of approximately 1,000 shares of Bank of Marin Bancorp’s common stock.

Item 6.  Indemnification of Directors and Officers.

Bank of Marin Bancorp and its subsidiary, Bank of Marin, are subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of Bank of Marin Bancorp and Bank of Marin contain provisions substantially identical to the provisions of the CGCL.

Bank of Marin Bancorp has entered into agreements to indemnify its directors and executive officers.  These agreements, among other things, provide that Bank of Marin Bancorp will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of Bank of Marin Bancorp or in connection with his or her service at the request of Bank of Marin Bancorp for another corporation or entity.  The indemnification agreements also establish the procedures that will apply in the event a director or officer makes a claim for indemnification.

In addition, Bank of Marin Bancorp and Bank of Marin maintain directors’ and officers’ liability insurance policies.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date
4.1*	Employee Stock Purchase Plan and all amendments thereto
4.2	Rights Agreement dated as of July 6, 2017	8-A12B	4.1	July 11, 2017
5.1*	Opinion of Stuart | Moore | Staub regarding legality of the securities covered by the Registration Statement
23.1*	Consent of Stuart | Moore | Staub (included in Exhibit 5.1)
23.2*	Consent of Moss Adams LLP
24.01*	Power of Attorney

*Filed herewith

Item 9.  Undertaking

A.            The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Exhibit Description
4.1	Employee Stock Purchase Plan and all amendments thereto
5.1	Opinion of Stuart | Moore | Staub regarding legality of the securities covered by the Registration Statement
23.1	Consent of Stuart | Moore | Staub (included in Exhibit 5.1)
23.2	Consent of Moss Adams LLP
24.01	Power of Attorney

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on October 27, 2017.

BANK OF MARIN BANCORP

/s/ Russell A. Colombo
Russell A. Colombo
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 27, 2017.

Signature	Capacity

/s/ BRIAN M. SOBEL	Chairman of the Board
BRIAN M. SOBEL

/s/ RUSSELL A. COLOMBO	President and Chief Executive Officer
RUSSELL A. COLOMBO

/S/ TANI GIRTON	Executive Vice President and
TANI GIRTON	Chief Financial Officer

/s/ CECILIA SITU	First Vice President & Manager of Finance
CECILIA SITU	and Treasury (Principal Accounting Officer)

/s/ JAMES C. HALE	Director
JAMES C. HALE

/s/ ROBERT HELLER	Director
ROBERT HELLER

/s/ NORMA J. HOWARD	Director
NORMA J. HOWARD

/s/ KEVIN R. KENNEDY	Director
KEVIN KENNEDY

/s/ WILLIAM H. MCDEVITT, JR.	Director
WILLIAM H. MCDEVITT, JR.

/s/ LESLIE MURPHY	Director
LESLIE MURPHY

/s/ JOEL SKLAR, MD	Director
JOEL SKLAR, MD